Exhibit 8.1

List of Subsidiaries

Name	Jurisdiction of Incorporation

China Telecom Group Yellow Pages Information Company Ltd.	The People’s Republic of China

China Telecom Global Limited (formerly known as China Telecom (Hong Kong) International Limited)	Hong Kong Special Administrative Region

China Telecom (Australia) Pty Ltd.	Commonwealth of Australia

China Telecom (Signapore) Pte Limited	Republic of Sigapore

China Telecom Korea Co. Ltd (Korea)	Republic of Korea

China Telecom (Malaysia) SDN BHD	Malaysia

China Telecom Information Technology (Vietnam) Co. Ltd	Socialist Republic of Vietnam

China Telecom System Integration Co., Limited	The People’s Republic of China

China Telecom (Americas) Corporation	Delaware, United States of America

China Telecom Best Tone Information Service Co., Limited	The People’s Republic of China

China Telecom (Macau) Company Limited (formerly known as China Unicom (Macau) Company Limited)	Macau Special Administrative Region

Tianyi Telecom Terminals Company Limited (formerly known as Unicom Huasheng Telecommunications Technology Company Limited)	The People’s Republic of China

E-surfing Pay Co., Ltd. (formerly known as Bestpay Co., Ltd.)	The People’s Republic of China

E-surfing Media Co., Ltd.(1)	The People’s Republic of China

Shenzhen Shekou Telecommunications Company Limited	The People’s Republic of China

(1)	We have agreed to sell E-surfing Media Co., Ltd. to China Telecommunications Corporation. See “Item 4 – Information on the Company—A. History and Development of the Company—Our Proposed Sale of E-surfing Media Co., Ltd.”